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                                                                    EXHIBIT 4(c)



                   GUARANTEED RETIREMENT INCOME BENEFIT RIDER

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BENEFIT             On the annuity start date, the Owner may choose to receive the Guaranteed Retirement Income Benefit described below if all of the following conditions are met:

                    1)    The Owner elects an annuity start date that is on or after the tenth contract anniversary;

                    2)    The annuity start date occurs during the 30 day period following a contract anniversary;

                    3)    The Owner selects an annuity option that provides payments for the lifetime of one or more
                          Annuitants with payments guaranteed for a period not in excess of 10 years;

                    4)    The annuity start date is before the Annuitant's 91st birthday and after the Annuitant's 60th birthday, or after the 15th contract anniversary if the Annuitant is younger than age 44 on the issue date.

GUARANTEED          The amount of income under the Guaranteed Retirement Income Benefit is determined by applying the
RETIREMENT INCOME   Income Base less any applicable taxes to the guaranteed annuity table rates in the contract for the
BENEFIT             annuity option selected.  The annuity option must satisfy all the conditions stated above.

                    On the  annuity start date, the amount of income  payable will be the greater  of the amount provided under this Guaranteed Retirement  Income Benefit or the amount determined  under the Income Benefits,
                    Annuity Options and Annuity Tables sections of the contract.

INCOME BASE         The Income Base is used solely for the purpose of calculating the Guaranteed Retirement Income Benefit.
                    It does not affect the contract value.

                    The Income Base is the greater of:

                    a)    premiums accumulated daily at an effective annual rate of 5% through the earlier of the annuity start date and the contract anniversary coincident with or next following the
                          Annuitant's 80th birthday, with a proportional reduction for withdrawals.

                    b)    The Greatest Anniversary Value for the anniversaries through the earlier of the annuity start date and the contract anniversary coincident with or next following the Annuitant's 80th birthday, with a proportional reduction for withdrawals.

                    The proportional reductions for withdrawals are determined independently for items a) and b).  The proportional reduction after a withdrawal is equal to the product of:

                    1)    The Income Base calculation under either item a) or b) immediately prior to the withdrawal,
                          and

                    2)    The ratio of the amount withdrawn (including any charges) to the contract value immediately before the withdrawal.

                    In determining the Income Base when the Annuitant is over 80 on the annuity start date, the Income
                    Base on the contract anniversary coincident with or next following the Annuitant's 80th birthday is increased by premiums received and proportionately reduced by withdrawals since that anniversary.

                    If a Joint Life Annuity Option is selected, then the age of the oldest Annuitant will be used to determine the Income Base.

CHARGE              The charge for this rider is deducted from each of the subaccounts on each valuation day.   The
                    charge is shown on the Contract Specifications page.

TERMINATION OF      This rider will end when:
RIDER
                          1.  the contract ends; or

                          2.  we receive your signed request for termination.
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2000-GRIB                                                                 41852
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Contract            This rider is subject to all the terms of the contract, except as modified in this rider.

                    Attached to and made a part of this contract effective as of the date of issue of the contract.
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                   FARMERS NEW WORLD LIFE INSURANCE COMPANY


                      /s/ C. PAUL PATSIS        /s/ JEFFREY T. BLACKBURN

                        C. Paul Patsis             Jeffrey T. Blackburn
                           President                    Secretary